Exhibit 99.1

U.S. Food and Drug Administration Approves Longeveron’s
Lomecel-B for Rare Pediatric Disease Designation to Treat

Life-Threatening Infant Heart Condition

Phase 2 clinical trial underway for Hypoplastic Left Heart Syndrome, which affects approximately 1,000 babies per year

Miami, Florida—November 18th, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, announced today that the U.S. Food and Drug Administration (FDA) has granted Rare Pediatric Disease (RPD) designation for Lomecel-B for the treatment of Hypoplastic Left Heart Syndrome (HLHS), a rare and life-threatening congenital heart defect in infants. Lomecel-B, an investigational allogeneic, bone marrow-derived medicinal signaling cell (MSC) product, is currently being evaluated in a Phase 2 trial.

“We are pleased by FDA’s acknowledgment of the urgent need for a safe and effective treatment for children born with this rare and devastating congenital heart defect,” stated Longeveron co-founder and Chief Science Officer Joshua M. Hare, M.D. “We are encouraged by our Phase 1 clinical data, and the progress being made in the ongoing Phase 2 trial. Lomecel-B represents a unique cell therapy approach that could potentially be administered at the same time as surgery in these critically impacted infants.”

Approximately 1,000 babies are born with HLHS each year in the U.S. HLHS babies have an underdeveloped left ventricle, which impairs the heart’s ability to pump blood throughout the body. HLHS is often fatal without surgical intervention, in which three surgical procedures are performed over the period of about 5 years, to allow the right ventricle to be configured to pump blood to the body. Longeveron is evaluating the safety of Lomecel-B injection into the right ventricle during the second surgery (4 – 6 months of age), and the effect on cardiac function and other health status endpoints.

Longeveron recently reported clinical results from its safety-focused Phase I clinical study of Lomecel-B in HLHS patients. When cardiac surgeons injected Lomecel-B directly into the babies’ hearts at the time of surgery, the cells were well tolerated with no major adverse cardiac events and no infections considered to be related to the investigational treatment.

One hundred percent of infants enrolled in the Phase 1 trial (n=10) were alive and had not required a transplant between 2- 3.5 years post-surgery. Other measurements of the babies’ health, such as weight gain and growth pattern, matched that of normal healthy babies.

The FDA may grant RPD designation for diseases that primarily affect children ages 18 years old or younger, and fewer than 200,000 individuals in the U.S. Under this program, if the FDA approves Lomecel-B for the treatment of HLHS, Longeveron may be eligible to receive a priority review voucher (PRV) if the application submitted for the product satisfies certain conditions, and under current law, is approved prior to September 30, 2026. Drug companies receiving a PRV can have any subsequent drug or biologic application reviewed and a decision made in six months as opposed to the standard 10 months, potentially accelerating the time to market, or they can sell the PRV to another company. The PRV accelerated review is for patients with serious conditions providing access to a potentially lifesaving or -changing treatment sooner. For companies, it means they can potentially go to market with their product more quickly, and potentially begin generating product revenue.

Infants with HLHS are currently being enrolled in ELPIS II, a 38-subject, phase 2 randomized, double-blind, controlled clinical trial. ELPIS II is being funded in part by a grant from the National Institute of Health’s National Heart, Lung, and Blood Institute (NHLBI; Grant number 1UG3HL148318), in collaboration with Longeveron, and is led by Principal Investigator Sunjay Kaushal, MD, PhD, Division Head, Cardiovascular-Thoracic Surgery, Ann and Robert H. Lurie Children’s Hospital of Chicago. Other participating clinical sites currently open for enrollment are Advocate Children’s Hospital, Park Ridge, IL; Primary Children’s Hospital/University of Utah, Salt Lake City, UT; Children’s Hospital Los Angeles, Los Angeles, CA; and Cincinnati Children’s Hospital Medical Center, Cincinnati, OH.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2021. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com

Source: Longeveron Inc.
Source: LGVN

Source: Longeveron